EXHIBIT 11.1

INDEPENDENT AUDITORS’ INCLUSION LETTER

We agree to the inclusion in the Cardone Equity Fund IX, LLC Form 1-K dated January 23, 2020 of our report, dated January 23, 2020, on our audit of the fmancial statements of Cardone Equity Fund IX, LLC as of December 31, 2019, and for the period from November 5, 2019 (inception) to December 31, 2019.

Kaufman, Rossin & Co., P.A.

January 23, 2020

Miami, Florida